Banc of California, Inc. Reports Diluted Earnings per Share of $0.38 for the Third Quarter
Company Release – 10/22/2025

$0.38 Earnings Per Share	$19.09 Book Value Per Share $16.99 Tangible Book Value Per Share(1)	5% Total Revenue Growth 17% Pre-Tax Pre-Provision Income Growth(1)	9% Noninterest-bearing Deposits Annualized Growth
LOS ANGELES, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (“Banc of California” or the “Company”), the parent company of wholly-owned subsidiary Banc of California (the “Bank”), today reported financial results for the third quarter ended September 30, 2025. The Company reported net earnings available to common and equivalent stockholders of $59.7 million, or $0.38 per diluted common share, for the third quarter of 2025. This compares to net earnings available to common and equivalent stockholders of $18.4 million, or $0.12 per diluted common share, for the second quarter of 2025. On an adjusted basis, net earnings available to common and equivalent stockholders were $48.4 million for the second quarter of 2025, or $0.31 per diluted common share.(1) The second quarter of 2025 included provision expense, net of tax, of an additional $20.2 million taken during the quarter as a result of transferring $506.7 million of loans to held for sale at their estimated fair value. The second quarter also included a one-time non-cash income tax expense of $9.8 million primarily due to the revaluation of deferred tax assets related to California state tax changes passed as part of the 2025 California budget.
Third Quarter of 2025 Financial Highlights:
•Total revenue of $287.7 million increased over 5% and pre-tax pre-provision income(1) of $102.0 million increased 17% from 2Q25 driven by strong net interest income growth, margin expansion, and continued expense discipline.
•Net interest margin up 12 basis points from 2Q25 to 3.22% driven by a higher average yield on loans and leases increasing by 12 basis points and lower cost of funds decreasing by 5 basis points from 2Q25.
•Noninterest-bearing deposits of $7.6 billion increased 9% annualized from 2Q25. Noninterest-bearing deposits represented 28% of total deposits at the end of the third quarter, up from 27% at the end of the second quarter.
•Loan production and disbursements totaled $2.1 billion with a weighted average interest rate on production of 7.08%.
•Liquidated $263.5 million of held for sale commercial real estate loans through strategic loan sales and payoffs.
•Credit quality metrics remained stable with 4% reduction in criticized loans from 2Q25. The allowance for credit losses ratio increased to 1.12%, up from 1.07% in 2Q25.
•Noninterest expenses of $185.7 million remained flat from 2Q25 resulting in an efficiency ratio(1) decrease to 62.05% from 65.50% in 2Q25.
•Repurchases of 2.2 million shares of common and common equivalent stock at a weighted average price per share of $16.48, or $35.5 million in the aggregate, during the third quarter, and 13.6 million shares of common stock at a weighted average price per share of $13.59, or $185.5 million in the aggregate, year-to-date.
•Strong capital ratios(2) well above the regulatory thresholds for "well capitalized" banks, including an estimated 12.56% Tier 1 capital ratio and 10.14% CET 1 capital ratio and continued growth in book value per share to $19.09, up 3% vs 2Q25, and tangible book value per share(1) to $16.99, up 3% vs 2Q25.
(1)Non-GAAP measure; refer to section 'Non-GAAP Measures'
(2)Capital ratios for September 30, 2025 are preliminary

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Jared Wolff, Chairman & CEO of Banc of California, commented, “Our third quarter results reflect the strength of our core earnings engine and the disciplined execution of our business plan by our teams. We continued to deliver double digit earnings growth on an adjusted basis, expanded operating leverage, and meaningfully improved profitability. We further strengthened our balance sheet with higher capital levels, strong loan production, growth in relationship deposits, and proactive credit management. As we continue to remix the balance sheet, we expect further earnings growth.”

Mr. Wolff added: “Our teams remain focused on executing our strategy, deepening client relationships, and optimizing our balance sheet. Given our attractive footprint and strong position in key markets, we believe we are uniquely positioned to continue this momentum. Looking ahead, we see a good pipeline for the fourth quarter and remain confident that our disciplined approach positions us well to drive profitable, long-term growth, and create value for our shareholders.”

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INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Summary Income Statement	2025	2025	2024	2025	2024
	(In thousands)
Total interest income	$432,541	$420,509	$446,893	$1,259,705	$1,388,186
Total interest expense	179,097	180,293	214,718	533,681	697,421
Net interest income	253,444	240,216	232,175	726,024	690,765
Provision for credit losses	9,700	39,100	9,000	58,100	30,000
(Loss) gain on sale of loans	(374)	30	(62)	(133)	625
Loss on sale of securities	—	—	(59,946)	—	(59,946)
Other noninterest income	34,659	32,603	44,556	100,701	107,477
Total noninterest income	34,285	32,633	(15,452)	100,568	48,156
Total revenue	287,729	272,849	216,723	826,592	738,921
Acquisition, integration and
reorganization costs	—	—	(510)	—	(13,160)
Other noninterest expense	185,684	185,869	196,719	555,206	623,530
Total noninterest expense	185,684	185,869	196,209	555,206	610,370
Earnings before income taxes	92,345	47,880	11,514	213,286	98,551
Income tax expense	22,716	19,495	2,730	61,704	28,582
Net earnings	69,629	28,385	8,784	151,582	69,969
Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Net earnings (loss) available to common
and equivalent stockholders	$59,682	$18,438	$(1,163)	$121,741	$40,128

Diluted earnings (loss) per share	$0.38	$0.12	$(0.01)	$0.75	$0.24
Net Interest Income and Margin
Third Quarter of 2025 Compared to Second Quarter of 2025
Net interest income increased by $13.2 million to $253.4 million for the third quarter from $240.2 million for the second quarter, attributable primarily to the following:
•An increase of $10.4 million in interest income from loans due to higher average yield driven mainly by higher rate on new loan production, a higher day count, and higher income from loan payoffs, including the payoff of a large commercial real estate loan.
•A decrease of $1.9 million in interest expense on deposits due primarily to lower average balances largely driven by lower brokered deposits and lower interest rates, partially offset by a higher day count.
•An increase of $0.9 million in interest income from deposits in financial institutions driven mainly by higher average balances and a higher day count, partially offset by lower interest rates.
The net interest margin was 3.22% for the third quarter, up 12 basis points from 3.10% for the second quarter, primarily driven by a higher average yield on interest-earning assets. The average yield on interest-earning assets increased to 5.50% from 5.42%, reflecting a 12 basis point increase in the average yield on loans and leases to 6.05%, largely due to the higher income related to loan payoffs discussed above.
The average total cost of funds was 2.37% for the third quarter, down 5 basis points from 2.42% for the second quarter, driven by lower deposit and borrowing costs and a favorable shift in the funding mix. Brokered deposits decreased as strong customer deposit inflows in the third quarter were used to reduce higher-cost funding sources. As a result, the average total cost of deposits decreased by 5 basis points to 2.08% from 2.13%, while the average cost of borrowings declined by 17 basis points to 4.76%.
Average total deposits decreased by $12.9 million, with a $112.1 million decrease in average interest-bearing deposits partially offset by a $99.2 million increase in average noninterest-bearing deposits. Average noninterest-bearing deposits represented 28.2% of average total deposits in the third quarter, up from 27.8% in the second quarter.

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	Three Months Ended						Increase (Decrease)
	September 30, 2025			June 30, 2025			QoQ
Summary		Interest	Average		Interest	Average		Average
Average Balance	Average	Income/	Yield/	Average	Income/	Yield/	Average	Yield/
and Yield/Cost Data	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Cost
	(Dollars in thousands)
Assets:
Loans and leases(1)	$24,458,255	$372,723	6.05%	$24,504,319	$362,303	5.93%	$(46,064)	0.12%
Investment securities	4,782,070	38,291	3.18%	4,719,954	37,616	3.20%	62,116	(0.02)%
Deposits in financial institutions	1,958,011	21,527	4.36%	1,872,736	20,590	4.41%	85,275	(0.05)%
Total interest-earning assets	$31,198,336	$432,541	5.50%	$31,097,009	$420,509	5.42%	$101,327	0.08%

Liabilities:
Noninterest-bearing demand
deposits	$7,683,136			$7,583,894			$99,242
Total interest-bearing deposits	19,608,906	$143,074	2.89%	19,721,040	$144,940	2.95%	(112,134)	(0.06)%
Total deposits	$27,292,042	143,074	2.08%	$27,304,934	144,940	2.13%	$(12,892)	(0.05)%

Total interest-bearing liabilities	$22,264,293	$179,097	3.19%	$22,296,364	$180,293	3.24%	$(32,071)	(0.05)%

Net interest income(1)		$253,444			$240,216
Net interest margin			3.22%			3.10%		0.12%

Total funds(2)	$29,947,429	$179,097	2.37%	$29,880,258	$180,293	2.42%	$67,171	(0.05)%
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(1) Includes net loan discount accretion of $19.3 million and $16.1 million for the three months ended September 30, 2025 and June 30, 2025.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

YTD September 30, 2025 vs YTD September 30, 2024
Net interest income increased by $35.3 million to $726.0 million for the nine months ended September 30, 2025 from $690.8 million for the nine months ended September 30, 2024 attributable primarily to the following:
•A decrease of $133.4 million in interest expense on deposits due primarily to lower interest paid on interest-bearing deposits as a result of deposit rate repricing driven by the 100 basis points of federal funds rate cuts in the second half of 2024 and lower average balances due mainly to the paydown of brokered deposits.
•A decrease of $30.4 million in interest expense on borrowings and subordinated debt driven by lower average balances resulting from the payoff of higher-cost borrowings in 2024, which were partially replaced with lower-cost long-term FHLB advances and lower market interest rates.
•An increase of $10.7 million in interest income from investment securities reflecting the benefits from 2024 balance sheet repositioning actions and reinvestment in higher-yield securities.
This was offset partially by:
•A decrease of $76.1 million in interest income from deposits in financial institutions driven by lower balances, as we maintained a lower cash target level and lower market interest rates.
•A decrease of $63.1 million in interest income from loans due primarily to lower market interest rates reflective of federal funds rate cuts, lower average balances attributable mainly to the sale in July 2024 of $1.95 billion of Civic loans, and by lower net loan discount accretion income.
The net interest margin was 3.13% for the nine months ended September 30, 2025, up 34 basis points from 2.79% for the nine months ended September 30, 2024. The year-over-year improvement was primarily driven by a 53 basis point decrease in the average total cost of funds to 2.40%, offset partially by a 17 basis point decrease in the average yield on interest-earning assets to 5.44%.

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The average total cost of funds decreased by 53 basis points to 2.40%, driven by lower market interest rates and a shift in mix. The average cost of deposits declined by 49 basis points to 2.11%, reflecting the impact of federal funds rate cuts in the second half of 2024. Average total deposits decreased by $1.7 billion year over year, including a $1.5 billion reduction in average interest-bearing deposits and a $144.0 million decrease in average noninterest-bearing deposits. Despite this decline, average noninterest-bearing deposits represented 28.2% of average total deposits for the nine months ended September 30, 2025, up from 27.0% for the comparable period in 2024. The average cost of borrowings also decreased by 75 basis points to 4.99%, reflecting the paydown of higher-cost borrowings in the prior year and their replacement with lower-cost long-term FHLB advances.
The average yield on interest-earning assets declined by 17 basis points to 5.44%, due primarily to a 102 basis point decrease in the average yield on deposits in financial institutions, and an 18 basis point decline in the average yield on loans and leases, offset partially by a 27 basis point increase in the average yield on investment securities. The average yield on deposits in financial institutions decreased to 4.39% from 5.41% driven by the federal funds rate cuts described above, while the average yield on loans and leases decreased to 5.96% from 6.14%, driven by lower net loan discount accretion income and market rates. The average yield on investment securities increased to 3.21% from 2.94%, reflecting continued benefits from the 2024 balance sheet repositioning actions and reinvestment into higher-yield assets.

	Nine Months Ended						Increase (Decrease)
	September 30, 2025			September 30, 2024			YoY
Summary		Interest	Average		Interest	Average		Average
Average Balance	Average	Income/	Yield/	Average	Income/	Yield/	Average	Yield/
and Yield/Cost Data	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Cost
	(Dollars in thousands)
Assets:
Loans and leases(1)	$24,252,860	$1,081,129	5.96%	$24,878,682	$1,144,231	6.14%	$(625,822)	(0.18)%
Investment securities	4,745,530	113,769	3.21%	4,681,872	103,051	2.94%	63,658	0.27%
Deposits in financial institutions	1,972,486	64,807	4.39%	3,479,130	140,904	5.41%	(1,506,644)	(1.02)%
Total interest-earning assets	$30,970,876	$1,259,705	5.44%	$33,039,684	$1,388,186	5.61%	$(2,068,808)	(0.17)%

Liabilities:
Noninterest-bearing demand
deposits	$7,660,504			$7,804,534			$(144,030)
Total interest-bearing deposits	19,513,486	$428,544	2.94%	21,048,955	$561,899	3.57%	(1,535,469)	(0.63)%
Total deposits	$27,173,990	428,544	2.11%	$28,853,489	561,899	2.60%	$(1,679,499)	(0.49)%

Total interest-bearing liabilities	$22,038,389	$533,681	3.24%	$23,974,047	$697,421	3.89%	$(1,935,658)	(0.65)%

Net interest income(1)		$726,024			$690,765
Net interest margin			3.13%			2.79%		0.34%

Total funds(2)	$29,698,893	$533,681	2.40%	$31,778,581	$697,421	2.93%	$(2,079,688)	(0.53)%
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(1) Includes net loan discount accretion of $51.5 million and $67.3 million for the nine months ended September 30, 2025 and 2024.
(2) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

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Provision For Credit Losses
Third Quarter of 2025 Compared to Second Quarter of 2025
The provision for credit losses was $9.7 million for the third quarter compared to $39.1 million for the second quarter. The third quarter provision included a provision for loan losses of $8.7 million and a $1.0 million provision for unfunded loan commitments.
The third quarter provision for loan losses and unfunded loan commitments reflected changes in loan risk ratings, new originations, changes in the macroeconomic outlook, and higher unfunded commitments, partially offset by net recoveries and a lower qualitative reserve driven by lower balances in commercial real estate loans secured by office properties compared to the prior quarter.
The second quarter provision included a $38.6 million provision for loan losses and a $0.9 million provision for credit losses related to investment securities, offset by a $0.4 million reversal of the provision for unfunded loan commitments.
The second quarter provision for loan losses included $26.3 million related to loans transferred to held for sale ("HFS") for the pending strategic loan sales. The remaining $12.3 million increase in provision for loan losses was primarily driven by net charge-off activity experienced during the quarter, and an increase in the reserve driven by the updated economic forecast.
YTD September 30, 2025 vs YTD September 30, 2024
The provision for credit losses was $58.1 million for the nine months ended September 30, 2025, compared to $30.0 million for the nine months ended September 30, 2024. The provision for the 2025 period primarily included a provision for loan losses of $57.0 million and a provision for unfunded loan commitments of $1.2 million.
The provision for the 2025 period included $26.3 million related to loans transferred to HFS, as described above. The remaining increase in the provision for loan losses and unfunded loan commitments was primarily driven by net charge-off activity experienced in the first half of the year, with additional impacts from changes in loan risk ratings. These were offset partially by lower specific reserves and a favorable shift in the portfolio mix due to growth in loan segments with lower expected credit losses.
The provision for loan losses and unfunded loan commitments for the 2024 period included a $32.0 million provision for loan losses and a $2.0 million reversal of the provision for unfunded loan commitments. The provision for the 2024 period was generally due to higher net charge-offs and higher qualitative reserves, offset partially by the reserves released for the Civic loans transferred to HFS in the second quarter of 2024 and sold in the third quarter of 2024.
Noninterest Income
Third Quarter of 2025 Compared to Second Quarter of 2025
Noninterest income increased by $1.7 million to $34.3 million for the third quarter from $32.6 million for the second quarter due mainly to a $2.4 million increase in dividends and gains on equity investments, offset partially by a $0.8 million decrease in warrant income. The increase in dividends and gains on equity investments was primarily related to fair value gains in the third quarter on Small Business Investment Company (“SBIC”) investments compared to fair value losses in the second quarter. The decrease in warrant income was driven by lower gains from warrant exercises.
YTD September 30, 2025 vs YTD September 30, 2024
Noninterest income increased by $52.4 million to $100.6 million for the nine months ended September 30, 2025 from $48.2 million for the nine months ended September 30, 2024. The prior year period included a $59.9 million loss on the sale of $742 million of securities executed as part of a balance sheet repositioning initiative, which was partially offset by a $9.0 million decrease in leased equipment income, as the prior year benefited from higher gains from early lease terminations and sale of leased assets.

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Noninterest Expense
Third Quarter of 2025 Compared to Second Quarter of 2025
Noninterest expense remained relatively flat at $185.7 million for the third quarter compared to $185.9 million for the second quarter.
YTD September 30, 2025 vs YTD September 30, 2024
Noninterest expense decreased by $55.2 million to $555.2 million for the nine months ended September 30, 2025 due mainly to decreases of $33.9 million in insurance and assessments, $17.2 million in customer related expenses, $6.4 million in occupancy expense, and $10.7 million in all of the other expense categories, offset partially by an increase of $13.2 million in acquisition, integration and reorganization costs. Insurance and assessment decreased primarily due to incremental FDIC special assessments recorded in 2024, which reflected higher assessment rates. Customer related expense decreased due to lower earnings credit rate expenses, driven by the lower federal funds rate. Occupancy expense decreased as a result of cost savings from branch consolidations following the PacWest Bancorp merger. Acquisition, integration and reorganization costs of $13.2 million in 2024 reflected adjustments to the merger-related accruals, as actual expenses were lower than previously estimated.
Income Taxes
Third Quarter of 2025 Compared to Second Quarter of 2025
Income tax expense of $22.7 million was recorded for the third quarter resulting in an effective tax rate of 24.6% compared to income tax expense of $19.5 million and an effective tax rate of 40.7% for the second quarter.
The higher effective tax rate in the second quarter of 2025 included a one-time non-cash income tax expense of $9.8 million due primarily to the revaluation of deferred tax assets related to the California state tax changes passed as part of the 2025 California budget enacted on June 30, 2025 and effective retroactively to January 1, 2025.
YTD September 30, 2025 vs YTD September 30, 2024
Income tax expense of $61.7 million was recorded for the nine months ended September 30, 2025, resulting in an effective tax rate of 28.9% compared to income tax expense of $28.6 million and an effective tax rate of 29.0% for the comparable period in 2024.

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BALANCE SHEET HIGHLIGHTS

	September 30,	June 30,	September 30,	Increase (Decrease)
Selected Balance Sheet Items	2025	2025	2024	QoQ	YoY
	(In thousands)
Cash and cash equivalents	$2,398,265	$2,353,552	$2,554,227	$44,713	$(155,962)
Securities available-for-sale	2,426,734	2,246,174	2,300,284	180,560	126,450
Securities held-to-maturity	2,303,657	2,316,725	2,301,263	(13,068)	2,394
Loans held for sale	211,454	465,571	28,639	(254,117)	182,815
Loans and leases held for investment	24,110,642	24,245,893	23,527,777	(135,251)	582,865
Total loans and leases	24,322,096	24,711,464	23,556,416	(389,368)	765,680
Total assets	34,012,965	34,250,453	33,432,613	(237,488)	580,352

Noninterest-bearing deposits	$7,603,748	$7,441,116	$7,811,796	$162,632	$(208,048)
Total deposits	27,184,765	27,528,433	26,828,269	(343,668)	356,496
Borrowings	2,005,022	1,917,180	1,591,833	87,842	413,189
Total liabilities	30,546,226	30,823,610	29,936,415	(277,384)	609,811
Total stockholders' equity	3,466,739	3,426,843	3,496,198	39,896	(29,459)
Securities
Securities available-for-sale ("AFS") increased by $180.6 million during the third quarter to $2.4 billion at September 30, 2025. The increase was primarily driven by $277.6 million of purchases and a $25.8 million increase in the fair value of AFS securities, offset partially by $110.4 million of principal paydowns, $10.6 million of maturities, and $1.8 million of net amortization. As of September 30, 2025, AFS securities had aggregate unrealized net after-tax losses in accumulated other comprehensive income (loss) ("AOCI") of $147.9 million, down from $166.6 million at June 30, 2025. AFS securities recorded lower unrealized net losses quarter-over-quarter, driven by a slight decline in interest rates, which positively impacted fair values.
The balance of securities held-to-maturity ("HTM") decreased by $13.1 million in the third quarter to $2.3 billion at September 30, 2025. As of September 30, 2025, HTM securities had aggregate unrealized net after-tax losses in AOCI of $139.7 million remaining from the balance established at the time of transfer from AFS.

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Loans and Leases
The following table sets forth the composition, by loan category, of our loan and lease portfolio held for investment as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
	(Dollars in thousands)
Composition of Loans and Leases
Real estate mortgage:
Commercial	$4,292,625	$4,369,401	$4,489,543	$4,578,772	$4,557,939
Multi-family	6,124,673	6,280,791	6,216,084	6,041,713	6,009,280
Other residential	3,162,564	3,157,616	2,787,031	2,807,174	2,767,187
Total real estate mortgage	13,579,862	13,807,808	13,492,658	13,427,659	13,334,406
Real estate construction and land:
Commercial	395,150	381,449	733,684	799,131	836,902
Residential	1,759,676	1,920,642	2,127,354	2,373,162	2,622,507
Total real estate construction and land	2,154,826	2,302,091	2,861,038	3,172,293	3,459,409
Total real estate	15,734,688	16,109,899	16,353,696	16,599,952	16,793,815
Commercial:
Asset-based	2,742,519	2,462,351	2,305,325	2,087,969	2,115,311
Venture capital	1,907,601	2,002,601	1,733,074	1,537,776	1,353,626
Other commercial	3,356,537	3,288,305	3,340,400	3,153,084	2,850,535
Total commercial	8,006,657	7,753,257	7,378,799	6,778,829	6,319,472
Consumer	369,297	382,737	394,032	402,882	414,490
Total loans and leases held for
investment	$24,110,642	$24,245,893	$24,126,527	$23,781,663	$23,527,777

Total unfunded loan commitments	$4,822,917	$4,673,596	$4,858,960	$4,887,690	$5,008,449

Composition as % of Total
Loans and Leases
Real estate mortgage:
Commercial	18%	18%	19%	19%	19%
Multi-family	25%	26%	26%	26%	25%
Other residential	13%	13%	11%	12%	12%
Total real estate mortgage	56%	57%	56%	57%	56%
Real estate construction and land:
Commercial	2%	1%	3%	3%	4%
Residential	7%	8%	9%	10%	11%
Total real estate construction and land	9%	9%	12%	13%	15%
Total real estate	65%	66%	68%	70%	71%
Commercial:
Asset-based	11%	10%	9%	9%	9%
Venture capital	8%	8%	7%	6%	6%
Other commercial	14%	14%	14%	13%	12%
Total commercial	33%	32%	30%	28%	27%
Consumer	2%	2%	2%	2%	2%
Total loans and leases held for
investment	100%	100%	100%	100%	100%

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Total loans and leases held for investment decreased by $135.3 million in the third quarter and totaled $24.1 billion at September 30, 2025. The decrease in loans and leases held for investment was due primarily to decreased balances in residential real estate construction and land loans, multi-family loans, and venture capital loans, offset partially by an increase in asset-based loans. Loan production and disbursements totaled $2.1 billion in the third quarter with a weighted average interest rate on production of 7.08%.
Total loans and leases held for sale decreased by $254.1 million in the third quarter and totaled $211.5 million at September 30, 2025. The decrease in loans held for sale primarily reflects the sale of loans that were transferred to held for sale in the second quarter, as well as loan payoffs.
Credit Quality

	September 30,	June 30,	March 31,	December 31,	September 30,
Asset Quality Information and Ratios	2025	2025	2025	2024	2024
	(Dollars in thousands)
Delinquent loans and leases held for
investment:
30 to 89 days delinquent	$56,416	$53,900	$100,664	$91,347	$52,927
90+ days delinquent	104,952	95,566	99,976	88,846	72,037
Total delinquent loans and leases	$161,368	$149,466	$200,640	$180,193	$124,964

Total delinquent loans and leases to
loans and leases held for investment	0.67%	0.62%	0.83%	0.76%	0.53%

Nonperforming assets, excluding loans
held for sale:
Nonaccrual loans and leases	$174,541	$167,516	$213,480	$189,605	$168,341
90+ days delinquent loans and still
accruing	—	—	—	—	—
Total nonperforming loans and
leases ("NPLs")	174,541	167,516	213,480	189,605	168,341
Foreclosed assets, net	4,790	7,806	5,474	9,734	8,661
Total nonperforming assets ("NPAs")	$179,331	$175,322	$218,954	$199,339	$177,002

Classified loans and leases held for
investment	$763,582	$656,556	$764,723	$563,502	$533,591
Special mention loans and leases held for
investment	505,979	661,568	937,014	1,097,315	711,888
Criticized loans and leases held for
investment	$1,269,561	$1,318,124	$1,701,737	$1,660,817	$1,245,479

Allowance for loan and lease losses	$240,501	$229,344	$234,986	$239,360	$254,345
Allowance for loan and lease losses
to NPLs	137.79%	136.91%	110.07%	126.24%	151.09%
NPLs to loans and leases held for
investment	0.72%	0.69%	0.88%	0.80%	0.72%
NPAs to total assets	0.53%	0.51%	0.65%	0.59%	0.53%
Classified loans and leases to loans
and leases held for investment	3.17%	2.71%	3.17%	2.37%	2.27%
Special mention loans and leases to loans
and leases held for investment	2.10%	2.73%	3.88%	4.61%	3.03%

                                            10

The overall quality of our loan portfolio remains strong, supported by disciplined underwriting, borrower strength, and robust credit metrics. Credit quality metrics remained stable in the third quarter, with 4% reduction in criticized loans from the second quarter driven by special mention loans decreasing 24% to 2.10% of total loans held for investment, partially offset by an increase in classified loans, which increased to 3.17% largely due to a risk rating framework update within the Venture Banking loan portfolio. Classified loans also included a $49.6 million commercial real estate loan which became classified in the third quarter. Subsequent to quarter end, the borrower entered into a contract to sell the underlying property at a price above our loan amount. The sale is expected to close in the fourth quarter.
At September 30, 2025, total delinquent loans and leases were $161.4 million, compared to $149.5 million at June 30, 2025. The $11.9 million increase in total delinquent loans was driven by higher balances in both the 30 to 89 days and the 90 or more days delinquent categories. The 30 to 89 days delinquent category increased by $3.7 million in other commercial loans. In the 90 or more days delinquent category, there were increases of $26.6 million in other residential real estate mortgage loans and $4.8 million in commercial real estate mortgage loans, offset partially by a decrease of $21.7 million in multi-family loans. Total delinquent loans and leases as a percentage of loans and leases held for investment increased to 0.67% at September 30, 2025 from 0.62% at June 30, 2025.
At September 30, 2025, nonperforming loans and leases were $174.5 million, compared to $167.5 million at June 30, 2025. During the third quarter, nonperforming loans and leases increased by $7.0 million due to additions of $40.0 million, offset partially by payoffs and paydowns of $27.4 million, transfers to accrual status of $3.0 million, and charge-offs of $2.7 million.
Nonperforming loans and leases as a percentage of loans and leases held for investment increased to 0.72% at September 30, 2025 from 0.69% at June 30, 2025.
At September 30, 2025, nonperforming assets were $179.3 million, or 0.53% of total assets, compared to $175.3 million, or 0.51% of total assets, as of June 30, 2025. At September 30, 2025, nonperforming assets included $4.8 million of foreclosed assets, consisting primarily of single-family residences.

                                            11

Allowance for Credit Losses – Loans

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Allowance for Credit Losses - Loans	2025	2025	2024	2025	2024
	(Dollars in thousands)
Allowance for loan and lease losses
("ALLL"):
Balance at beginning of period	$229,344	$234,986	$247,762	$239,360	$281,687
Charge-offs	(6,465)	(46,948)	(4,163)	(69,964)	(67,247)
Recoveries	8,922	2,726	1,746	14,125	7,905
Net recoveries (charge-offs)	2,457	(44,222)	(2,417)	(55,839)	(59,342)
Provision for loan losses	8,700	38,580	9,000	56,980	32,000
Balance at end of period	$240,501	$229,344	$254,345	$240,501	$254,345

Reserve for unfunded loan
commitments ("RUC"):
Balance at beginning of period	$29,221	$29,571	$27,571	$29,071	$29,571
Provision for credit losses	1,000	(350)	—	1,150	(2,000)
Balance at end of period	$30,221	$29,221	$27,571	$30,221	$27,571

Allowance for credit losses ("ACL") -
Loans:
Balance at beginning of period	$258,565	$264,557	$275,333	$268,431	$311,258
Charge-offs	(6,465)	(46,948)	(4,163)	(69,964)	(67,247)
Recoveries	8,922	2,726	1,746	14,125	7,905
Net recoveries (charge-offs)	2,457	(44,222)	(2,417)	(55,839)	(59,342)
Provision for credit losses	9,700	38,230	9,000	58,130	30,000
Balance at end of period	$270,722	$258,565	$281,916	$270,722	$281,916

ALLL to loans and leases held for
investment	1.00%	0.95%	1.08%	1.00%	1.08%
ACL to loans and leases held for
investment	1.12%	1.07%	1.20%	1.12%	1.20%
ACL to NPLs	155.11%	154.35%	167.47%	155.11%	167.47%
ACL to NPAs	150.96%	147.48%	159.27%	150.96%	159.27%
Annualized net (recoveries) charge-offs
to average loans and leases	(0.04)%	0.72%	0.04%	0.31%	0.32%
The allowance for credit losses - loans, which includes the reserve for unfunded loan commitments, totaled $270.7 million, or 1.12% of total loans and leases, at September 30, 2025, compared to $258.6 million, or 1.07% of total loans and leases, at June 30, 2025. The $12.2 million increase in the allowance was driven by a $9.7 million provision and net recoveries of $2.5 million, and the ACL coverage ratio increased by 5 basis points driven by the higher allowance balance and lower loan balances of $135.3 million.
During the third quarter, we recorded a provision of $9.7 million that consisted of an $8.7 million provision associated with the ALLL and a $1.0 million provision associated with the RUC commitments.

                                            12

Our ability to absorb credit losses is also bolstered by (i) $110.5 million of loss coverage from the credit-linked notes, pursuant to which the bank sold the first 5% of any losses on $2.2 billion of single-family residential mortgage loans in our portfolio; and (ii) unearned credit marks of $17.5 million on approximately $1.4 billion of purchased loans without credit deterioration. When the loss coverage from the credit-linked notes and unearned credit marks is added to our allowance for credit losses, this provides additional economic coverage on top of our ACL ratio. We refer to this adjusted ACL ratio as our economic coverage ratio(1), which equaled 1.65% of total loans and leases at September 30, 2025 compared to 1.61% at June 30, 2025.
The ACL coverage of nonperforming loans and leases was 155% at September 30, 2025 compared to 154% at June 30, 2025.
Net recoveries were 0.04% of average loans and leases (annualized) for the third quarter, compared to net charge-offs of 0.72% for the second quarter. The improvement in the third quarter was primarily attributable to $2.8 million of net recoveries related to commercial loans and $1.4 million related to real estate construction loans.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
Deposits and Client Investment Funds
The following table sets forth the composition of our deposits at the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
	(Dollars in thousands)
Composition of Deposits
Noninterest-bearing checking	$7,603,748	$7,441,116	$7,593,950	$7,719,913	$7,811,796
Interest-bearing:
Checking	7,930,951	7,974,452	7,747,051	7,610,705	7,539,899
Money market	4,974,177	5,375,080	5,367,788	5,361,635	5,039,607
Savings	1,949,369	1,932,906	1,999,062	1,933,232	1,992,364
Time deposits:
Non-brokered	2,468,017	2,492,890	2,490,639	2,488,217	2,451,340
Brokered	2,258,503	2,311,989	1,994,701	2,078,207	1,993,263
Total time deposits	4,726,520	4,804,879	4,485,340	4,566,424	4,444,603
Total interest-bearing	19,581,017	20,087,317	19,599,241	19,471,996	19,016,473
Total deposits	$27,184,765	$27,528,433	$27,193,191	$27,191,909	$26,828,269

Composition as % of
Total Deposits
Noninterest-bearing checking	28%	27%	28%	28%	29%
Interest-bearing:
Checking	29%	29%	29%	28%	28%
Money market	19%	20%	20%	20%	19%
Savings	7%	7%	7%	7%	7%
Time deposits:
Non-brokered	9%	9%	9%	9%	9%
Brokered	8%	8%	7%	8%	8%
Total time deposits	17%	17%	16%	17%	17%
Total interest-bearing	72%	73%	72%	72%	71%
Total deposits	100%	100%	100%	100%	100%

                                            13

Total deposits decreased by $343.7 million to $27.2 billion at September 30, 2025 from $27.5 billion at June 30, 2025, driven by a decrease in interest-bearing deposits of $506.3 million, offset partially by an increase in noninterest-bearing deposits of $162.6 million. Interest-bearing deposits decreased due mainly to lower balances in money market accounts of $400.9 million, lower brokered and non-brokered time deposits of $78.4 million, and lower checking accounts of $43.5 million, offset partially by higher savings accounts of $16.5 million.
At September 30, 2025, noninterest-bearing checking deposits totaled $7.6 billion, or 28% of total deposits, compared to $7.4 billion, or 27% of total deposits, at June 30, 2025.
At September 30, 2025, uninsured and uncollateralized deposits totaled $7.6 billion, or 28% of total deposits, compared to $7.6 billion, or 27% of total deposits, at June 30, 2025.
In addition to deposit products, we also offer alternative, non-depository corporate treasury solutions for select clients to invest excess liquidity. These off-balance sheet client funds totaled $1.1 billion as of September 30, 2025, compared to $1.5 billion as of June 30, 2025.
Borrowings
Borrowings increased by $87.8 million to $2.0 billion at September 30, 2025 from $1.9 billion at June 30, 2025, mainly due to higher overnight and short-term borrowings.
Equity
During the third quarter, total stockholders’ equity increased by $39.9 million to $3.5 billion and tangible common equity(1) increased by $46.9 million to $2.6 billion at September 30, 2025. The increase in total stockholders’ equity for the third quarter resulted primarily from net earnings of $69.6 million, a decrease in the net after-tax net loss in AOCI for AFS and HTM securities of $25.0 million, and share-based award compensation of $6.1 million, offset partially by the repurchase of common and common equivalent stock of $35.5 million and common and preferred stock dividends of $26.1 million.
At September 30, 2025, book value per common share increased to $19.09 compared to $18.58 at June 30, 2025, and tangible book value per common share(1) increased to $16.99 compared to $16.46 at June 30, 2025.
During the third quarter of 2025, common and common equivalent stock repurchased under the Company's stock repurchase program totaled 2,153,792 shares at a weighted average price per share of $16.48, or $35.5 million in the aggregate. For the nine-month period ended September 30, 2025, repurchases of Company common and common equivalent stock totaled 13,648,429 shares at a weighted average price per share of $13.59, or $185.5 million in the aggregate. As of September 30, 2025, the Company had $114.5 million remaining under the current stock repurchase authorization.
(1) Non-GAAP measure; refer to section 'Non-GAAP Measures'
•

                                            14

CAPITAL AND LIQUIDITY
The following table sets forth our regulatory capital ratios as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	16.69%	16.37%	16.93%	17.05%	17.00%
Tier 1 risk-based capital ratio	12.56%	12.34%	12.86%	12.97%	12.88%
Common equity tier 1 capital ratio	10.14%	9.95%	10.45%	10.55%	10.46%
Tier 1 leverage ratio	9.77%	9.74%	10.19%	10.15%	9.83%

Banc of California
Total risk-based capital ratio	15.94%	15.65%	16.22%	16.65%	16.61%
Tier 1 risk-based capital ratio	13.42%	13.21%	13.74%	14.17%	14.08%
Common equity tier 1 capital ratio	13.42%	13.21%	13.74%	14.17%	14.08%
Tier 1 leverage ratio	10.44%	10.42%	10.88%	11.08%	10.74%
______________
(1) September 30, 2025 capital ratios are preliminary.

At September 30, 2025, cash and cash equivalents totaled $2.4 billion, up $44.7 million from June 30, 2025.
Our immediately available cash and cash equivalents (excluding restricted cash) were $2.2 billion. Combined with total available borrowing capacity of $10.3 billion and unpledged AFS securities of $2.2 billion, total available liquidity was $14.8 billion at the end of the third quarter.

                                            15

Conference Call
The Company will host a conference call to discuss its third quarter 2025 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, October 23, 2025. Interested parties are welcome to attend the conference call by dialing (888) 317-6003 and referencing event code 5396883. A live audio webcast will also be available, and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 2897660.
About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with over $34 billion in assets and the parent company of Banc of California. Banc of California is one of the nation’s premier relationship-based business banks, providing banking and treasury management services to small-, middle-market, and venture-backed businesses. Banc of California is the largest independent bank headquartered in Los Angeles and the third largest bank headquartered in California and offers a broad range of loan and deposit products and services through 79 full-service branches located throughout California and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. The bank also provides full-service payment processing solutions to its clients and serves the Community Association Management industry nationwide with its technology-forward platform, SmartStreet™. The bank is committed to its local communities through the Banc of California Charitable Foundation, and by supporting organizations that provide financial literacy and job training, small business support, affordable housing, and more. Member FDIC. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, liquidity and capital ratios and other non-historical statements. Words or phrases such as “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “strategy,” or similar expressions are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made, except as required by law.

                                            16

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: (i) changes in general economic conditions, either nationally or in our market areas, including the impact of tariffs, supply chain disruptions, and the risk of recession or an economic downturn; (ii) changes in the interest rate environment, including the recent and potential future changes in the FRB benchmark rate, which could adversely affect our revenue and expenses, the value of assets and obligations, the realization of deferred tax assets, the availability and cost of capital and liquidity, and the impacts of continuing or renewed inflation; (iii) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of our underwriting practices and the risk of fraud, any of which may lead to increased loan delinquencies, losses, and non-performing assets, and may result in our allowance for credit losses not being adequate; (iv) fluctuations in the demand for loans, and fluctuations in commercial and residential real estate values in our market area; (v) the quality and composition of our securities portfolio; (vi) our ability to develop and maintain a strong core deposit base, including among our venture banking clients, or other low cost funding sources necessary to fund our activities particularly in a rising or high interest rate environment; (vii) the rapid withdrawal of a significant amount of demand deposits over a short period of time; (viii) the costs and effects of litigation; (ix) risks related to the Company’s acquisitions, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; and our inability to achieve expected revenues, cost savings, synergies, and other benefits; (x) results of examinations by regulatory authorities of the Company and the possibility that any such regulatory authority may, among other things, limit our business activities, restrict our ability to invest in certain assets, refrain from issuing an approval or non-objection to certain capital or other actions, increase our allowance for credit losses, result in write-downs of asset values, restrict our ability or that of our bank subsidiary to pay dividends, or impose fines, penalties or sanctions; (xi) legislative or regulatory changes that adversely affect our business, including changes in tax laws and policies, accounting policies and practices, privacy laws, and regulatory capital or other rules; (xii) the risk that our enterprise risk management framework may not be effective in mitigating risk and reducing the potential for losses; (xiii) errors in estimates of the fair values of certain of our assets and liabilities, as well as the value of collateral supporting our loans, which may result in significant changes in valuation or recoveries; (xiv) failures or security breaches with respect to the network, applications, vendors and computer systems on which we depend, including due to cybersecurity threats; (xv) our ability to attract and retain key members of our senior management team; (xvi) the effects of climate change, severe weather events, natural disasters such as earthquakes and wildfires, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; (xvii) the impact of bank failures or other adverse developments at other banks on general depositor and investor sentiment regarding the stability and liquidity of banks; (xviii) the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; (xix) our existing indebtedness, together with any future incurrence of additional indebtedness, could adversely affect our ability to raise additional capital and to meet our debt obligations; (xx) the risk that we may incur significant losses on future asset sales or may not be able to execute anticipated asset sales; and (xxi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and from time to time in other documents that we file with or furnish to the SEC.
Non-GAAP Financial Measures
Included in this press release are certain non-GAAP financial measures, such as tangible common equity, tangible book value per common share, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net earnings, adjusted return on average assets, pre-tax pre-provision income, efficiency ratio, and economic coverage ratio, designed to complement the financial information presented in accordance with U.S. GAAP because management believes such measures are useful to investors. These non-GAAP financial measures should be considered only as supplemental to, and not superior to, financial measures provided in accordance with GAAP. Please refer to the “Non-GAAP Measures” section of this release for additional detail including reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

                                            17

Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (310) 424-1230
Joe Kauder, (310) 844-5224
Ann DeVries, (646) 376-7011

Media Contact:
Debora Vrana, Banc of California
(213) 533-3122
Deb.Vrana@bancofcal.com
Source: Banc of California, Inc.

                                            18

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
ASSETS:	(Dollars in thousands)
Cash and due from banks	$205,364	$222,210	$215,591	$192,006	$251,869
Interest-earning deposits in financial
institutions	2,192,901	2,131,342	2,128,298	2,310,206	2,302,358
Total cash and cash equivalents	2,398,265	2,353,552	2,343,889	2,502,212	2,554,227

Securities available-for-sale	2,426,734	2,246,174	2,334,058	2,246,839	2,300,284
Securities held-to-maturity	2,303,657	2,316,725	2,311,912	2,306,149	2,301,263
FRB and FHLB stock	159,337	162,243	155,330	147,773	145,123
Total investment securities	4,889,728	4,725,142	4,801,300	4,700,761	4,746,670

Loans held for sale	211,454	465,571	25,797	26,331	28,639

Loans and leases held for investment	24,110,642	24,245,893	24,126,527	23,781,663	23,527,777
Allowance for loan and lease losses	(240,501)	(229,344)	(234,986)	(239,360)	(254,345)
Total loans and leases held for
investment, net	23,870,141	24,016,549	23,891,541	23,542,303	23,273,432

Equipment leased to others under
operating leases	280,872	288,692	295,032	307,188	314,998
Premises and equipment, net	132,766	138,032	140,347	142,546	143,200
Bank owned life insurance	348,051	346,142	342,810	339,517	343,212
Goodwill	214,521	214,521	214,521	214,521	216,770
Intangible assets, net	111,923	118,930	125,937	132,944	140,562
Deferred tax asset, net	672,159	691,535	702,323	720,587	706,849
Other assets	883,085	891,787	896,421	913,954	964,054
Total assets	$34,012,965	$34,250,453	$33,779,918	$33,542,864	$33,432,613

LIABILITIES:
Noninterest-bearing deposits	$7,603,748	$7,441,116	$7,593,950	$7,719,913	$7,811,796
Interest-bearing deposits	19,581,017	20,087,317	19,599,241	19,471,996	19,016,473
Total deposits	27,184,765	27,528,433	27,193,191	27,191,909	26,828,269
Borrowings	2,005,022	1,917,180	1,670,782	1,391,814	1,591,833
Subordinated debt	950,888	949,213	944,908	941,923	942,151
Accrued interest payable and other
liabilities	405,551	428,784	449,381	517,269	574,162
Total liabilities	30,546,226	30,823,610	30,258,262	30,042,915	29,936,415

STOCKHOLDERS' EQUITY:
Preferred stock	498,516	498,516	498,516	498,516	498,516
Common stock	1,509	1,474	1,561	1,586	1,586
Class B non-voting common stock	5	5	5	5	5
Non-voting common stock equivalents	41	98	98	98	98
Additional paid-in-capital	3,563,145	3,609,109	3,732,376	3,785,725	3,802,314
Retained deficit	(309,460)	(369,142)	(387,580)	(431,201)	(478,173)
Accumulated other comprehensive
loss, net	(287,017)	(313,217)	(323,320)	(354,780)	(328,148)
Total stockholders’ equity	3,466,739	3,426,843	3,521,656	3,499,949	3,496,198
Total liabilities and stockholders’
equity	$34,012,965	$34,250,453	$33,779,918	$33,542,864	$33,432,613

Common shares outstanding (1)	155,522,693	157,647,137	166,403,086	168,825,656	168,879,566
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities.

                                            19

BANC OF CALIFORNIA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
	(In thousands, except per share amounts)
Interest income:
Loans and leases	$372,723	$362,303	$369,913	$1,081,129	$1,144,231
Investment securities	38,291	37,616	34,912	113,769	103,051
Deposits in financial institutions	21,527	20,590	42,068	64,807	140,904
Total interest income	432,541	420,509	446,893	1,259,705	1,388,186
Interest expense:
Deposits	143,074	144,940	180,986	428,544	561,899
Borrowings	20,461	20,021	16,970	58,903	85,405
Subordinated debt	15,562	15,332	16,762	46,234	50,117
Total interest expense	179,097	180,293	214,718	533,681	697,421
Net interest income	253,444	240,216	232,175	726,024	690,765
Provision for credit losses	9,700	39,100	9,000	58,100	30,000
Net interest income after provision
for credit losses	243,744	201,116	223,175	667,924	660,765
Noninterest income:
Service charges on deposit accounts	5,109	4,456	4,568	14,108	13,813
Commissions and fees	9,514	9,641	8,256	29,113	25,027
Leased equipment income	10,321	10,231	17,176	31,336	40,379
(Loss) gain on sale of loans and leases	(374)	30	(62)	(133)	625
Loss on sale of securities	—	—	(59,946)	—	(59,946)
Dividends and gains (losses) on equity investments	2,291	(114)	3,730	4,500	7,964
Warrant income	433	1,227	211	1,365	65
LOCOM HFS adjustment	—	(9)	(74)	(9)	218
Other income	6,991	7,171	10,689	20,288	20,011
Total noninterest income	34,285	32,633	(15,452)	100,568	48,156
Noninterest expense:
Compensation	88,865	88,362	85,585	263,644	263,735
Occupancy	15,415	15,473	16,892	45,898	52,315
Information technology and data processing	13,535	13,073	14,995	41,707	45,872
Other professional services	5,394	6,406	5,101	16,313	15,359
Insurance and assessments	8,994	9,403	12,708	25,680	59,600
Intangible asset amortization	7,160	7,159	8,485	21,479	25,373
Leased equipment depreciation	6,750	6,700	7,144	20,191	22,175
Acquisition, integration and reorganization costs	—	—	(510)	—	(13,160)
Customer related expense	26,227	26,577	34,475	80,555	97,799
Loan expense	4,947	4,050	3,994	11,927	12,817
Other expense	8,397	8,666	7,340	27,812	28,485
Total noninterest expense	185,684	185,869	196,209	555,206	610,370
Earnings before income taxes	92,345	47,880	11,514	213,286	98,551
Income tax expense	22,716	19,495	2,730	61,704	28,582
Net earnings	69,629	28,385	8,784	151,582	69,969
Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Net earnings (loss) available to common
and equivalent stockholders	$59,682	$18,438	$(1,163)	$121,741	$40,128
Earnings (loss) per common share:
Basic	$0.38	$0.12	$(0.01)	$0.75	$0.24
Diluted	$0.38	$0.12	$(0.01)	$0.75	$0.24
Weighted average number of common shares (1)
outstanding:
Basic	157,104	158,354	168,583	161,276	168,386
Diluted	159,051	158,462	168,583	161,993	168,386
______________
(1) Common shares outstanding include non-voting common stock equivalents that are participating securities.

                                            20

BANC OF CALIFORNIA, INC.
SELECTED FINANCIAL DATA
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Profitability and Other Ratios	2025	2025	2024	2025	2024
Return on average assets (1)	0.82%	0.34%	0.10%	0.60%	0.26%
Adjusted ROAA (1)(2)	0.82%	0.69%	0.59%	0.72%	0.41%
Return on average equity (1)	8.04%	3.32%	1.01%	5.85%	2.74%
Return on average tangible common
equity (1)(2)	9.87%	3.70%	0.70%	6.99%	3.13%
Adjusted return on average tangible
common equity (1)(2)	9.87%	8.34%	7.30%	8.46%	5.12%
Dividend payout ratio (3)	26.32%	83.33%	(1000.00)%	40.00%	125.00%
Average yield on loans and leases (1)	6.05%	5.93%	6.18%	5.96%	6.14%
Average yield on interest-earning assets (1)	5.50%	5.42%	5.63%	5.44%	5.61%
Average cost of interest-bearing deposits (1)	2.89%	2.95%	3.52%	2.94%	3.57%
Average total cost of deposits (1)	2.08%	2.13%	2.54%	2.11%	2.60%
Average cost of interest-bearing liabilities (1)	3.19%	3.24%	3.80%	3.24%	3.89%
Average total cost of funds (1)	2.37%	2.42%	2.82%	2.40%	2.93%
Net interest spread	2.31%	2.18%	1.83%	2.20%	1.72%
Net interest margin (1)	3.22%	3.10%	2.93%	3.13%	2.79%
Noninterest income to total revenue (4)	11.92%	11.96%	(7.13)%	12.17%	6.52%
Noninterest expense to average total
assets (1)	2.18%	2.21%	2.27%	2.21%	2.27%
Noninterest expense to total revenue (4)	64.53%	68.12%	90.53%	67.17%	82.60%
Efficiency ratio (2)(5)	62.05%	65.50%	68.04%	64.57%	74.88%
Loans to deposits ratio	89.47%	89.77%	87.80%	89.47%	87.80%
Average loans and leases to average deposits	89.62%	89.74%	84.05%	89.25%	86.22%
Average investment securities to average
total assets	14.14%	13.98%	13.55%	14.11%	13.03%
Average stockholders' equity to average
total assets	10.16%	10.16%	10.03%	10.30%	9.50%
______________
(1) Annualized.
(2) Non-GAAP measure.
(3) Ratio calculated by dividing dividends declared per common and equivalent share by basic earnings per common and equivalent share.
(4) Total revenue equals the sum of net interest income and noninterest income.
(5) Ratio calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue.

                                            21

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$24,458,255	$372,723	6.05%	$24,504,319	$362,303	5.93%	$23,803,691	$369,913	6.18%
Investment securities	4,782,070	38,291	3.18%	4,719,954	37,616	3.20%	4,665,549	34,912	2.98%
Deposits in financial
institutions	1,958,011	21,527	4.36%	1,872,736	20,590	4.41%	3,106,227	42,068	5.39%
Total interest-earning
assets	31,198,336	432,541	5.50%	31,097,009	420,509	5.42%	31,575,467	446,893	5.63%
Other assets	2,632,881			2,667,140			2,850,718
Total assets	$33,831,217			$33,764,149			$34,426,185

Liabilities and
Stockholders' Equity:
Interest checking	$7,855,639	53,995	2.73%	$7,778,882	52,877	2.73%	$7,644,515	61,880	3.22%
Money market	5,154,138	30,461	2.34%	5,412,681	33,615	2.49%	4,958,777	32,361	2.60%
Savings	1,966,040	12,689	2.56%	1,959,987	12,777	2.61%	2,028,931	17,140	3.36%
Time	4,633,089	45,929	3.93%	4,569,490	45,671	4.01%	5,841,965	69,605	4.74%
Total interest-bearing
deposits	19,608,906	143,074	2.89%	19,721,040	144,940	2.95%	20,474,188	180,986	3.52%
Borrowings	1,705,697	20,461	4.76%	1,628,584	20,021	4.93%	1,063,541	16,970	6.35%
Subordinated debt	949,690	15,562	6.50%	946,740	15,332	6.50%	940,480	16,762	7.09%
Total interest-bearing
liabilities	22,264,293	179,097	3.19%	22,296,364	180,293	3.24%	22,478,209	214,718	3.80%
Noninterest-bearing
demand deposits	7,683,136			7,583,894			7,846,641
Other liabilities	446,453			453,748			648,760
Total liabilities	30,393,882			30,334,006			30,973,610
Stockholders' equity	3,437,335			3,430,143			3,452,575
Total liabilities and
stockholders' equity	$33,831,217			$33,764,149			$34,426,185
Net interest income (1)		$253,444			$240,216			$232,175
Net interest spread			2.31%			2.18%			1.83%
Net interest margin			3.22%			3.10%			2.93%

Total deposits (2)	$27,292,042	$143,074	2.08%	$27,304,934	$144,940	2.13%	$28,320,829	$180,986	2.54%
Total funds (3)	$29,947,429	$179,097	2.37%	$29,880,258	$180,293	2.42%	$30,324,850	$214,718	2.82%
______________
(1) Includes net loan discount accretion of $19.3 million, $16.1 million, and $23.0 million for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

                                            22

BANC OF CALIFORNIA, INC.
AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE COST PAID
(UNAUDITED)

	Nine Months Ended
	September 30, 2025			September 30, 2024
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
Loans and leases (1)	$24,252,860	$1,081,129	5.96%	$24,878,682	$1,144,231	6.14%
Investment securities	4,745,530	113,769	3.21%	4,681,872	103,051	2.94%
Deposits in financial
institutions	1,972,486	64,807	4.39%	3,479,130	140,904	5.41%
Total interest-earning
assets	30,970,876	1,259,705	5.44%	33,039,684	1,388,186	5.61%
Other assets	2,665,623			2,888,600
Total assets	$33,636,499			$35,928,284

Liabilities and
Stockholders' Equity:
Interest checking	$7,661,200	154,751	2.70%	$7,733,588	184,505	3.19%
Money market	5,326,554	97,079	2.44%	5,218,774	106,488	2.73%
Savings	1,958,289	38,323	2.62%	2,022,600	52,166	3.45%
Time	4,567,443	138,391	4.05%	6,073,993	218,740	4.81%
Total interest-bearing
deposits	19,513,486	428,544	2.94%	21,048,955	561,899	3.57%
Borrowings	1,578,462	58,903	4.99%	1,986,468	85,405	5.74%
Subordinated debt	946,441	46,234	6.53%	938,624	50,117	7.13%
Total interest-bearing
liabilities	22,038,389	533,681	3.24%	23,974,047	697,421	3.89%
Noninterest-bearing
demand deposits	7,660,504			7,804,534
Other liabilities	474,038			736,739
Total liabilities	30,172,931			32,515,320
Stockholders' equity	3,463,568			3,412,964
Total liabilities and
stockholders' equity	$33,636,499			$35,928,284
Net interest income (1)		$726,024			$690,765
Net interest spread			2.20%			1.72%
Net interest margin			3.13%			2.79%

Total deposits (2)	$27,173,990	$428,544	2.11%	$28,853,489	$561,899	2.60%
Total funds (3)	$29,698,893	$533,681	2.40%	$31,778,581	$697,421	2.93%
______________
(1) Includes net loan discount accretion of $51.5 million and $67.3 million for the nine months ended September 30, 2025 and 2024.
(2) Total deposits is the sum of total interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on total deposits divided by average total deposits.
(3) Total funds is the sum of total interest-bearing liabilities and noninterest-bearing demand deposits. The cost of total funds is calculated as annualized total interest expense divided by average total funds.

                                            23

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”) in this press release, including: tangible common equity, tangible book value per common share, return on average tangible common equity, adjusted return on average tangible common equity, adjusted net earnings, adjusted return on average assets ("Adjusted ROAA"), pre-tax pre-provision income, efficiency ratio, and economic coverage ratio. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, as applicable, from total common equity. Return on average tangible common equity is calculated by dividing net earnings available to common stockholders, after adjustment for amortization of intangible assets and any goodwill impairment, by average tangible common equity. Adjusted return on average tangible common equity is calculated by dividing adjusted net earnings available to common stockholders, after adjustment for amortization of intangible assets, any goodwill impairment, and any unusual items, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Adjusted net earnings is calculated by adjusting net earnings by unusual, one-time items.
Adjusted ROAA is calculated by dividing annualized adjusted net earnings, after adjustment for any unusual items, by average assets.
Pre-tax pre-provision income is calculated by subtracting noninterest expense from total revenue, which is the sum of net interest income and noninterest income.
Efficiency ratio is calculated by dividing noninterest expense (less intangible asset amortization and acquisition, integration and reorganization costs) by total revenue (the sum of net interest income and noninterest income).
Economic coverage ratio is calculated by dividing the allowance for credit losses adjusted for the impact of the credit-linked notes and unearned credit mark from purchase accounting by loans and leases held for investment.
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures to financial measures defined by GAAP.

                                            24

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Tangible Common Equity	September 30,	June 30,	March 31,	December 31,	September 30,
and Tangible Book Value Per Share	2025	2025	2025	2024	2024
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$3,466,739	$3,426,843	$3,521,656	$3,499,949	$3,496,198
Less: Preferred stock	498,516	498,516	498,516	498,516	498,516
Total common equity	2,968,223	2,928,327	3,023,140	3,001,433	2,997,682
Less: Goodwill and intangible assets	326,444	333,451	340,458	347,465	357,332
Tangible common equity	$2,641,779	$2,594,876	$2,682,682	$2,653,968	$2,640,350

Book value per common share (1)	$19.09	$18.58	$18.17	$17.78	$17.75
Tangible book value per common share (2)	$16.99	$16.46	$16.12	$15.72	$15.63
Common shares outstanding (3)	155,522,693	157,647,137	166,403,086	168,825,656	168,879,566
______________
(1) Total common equity divided by common shares outstanding.
(2) Tangible common equity divided by common shares outstanding.
(3) Common shares outstanding include non-voting common stock equivalents that are participating securities.

                                            25

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Nine Months Ended
Return on Average Tangible	September 30,	June 30,	September 30,	September 30,
Common Equity ("ROATCE")	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net earnings	$69,629	$28,385	$8,784	$151,582	$69,969

Earnings before income taxes			$11,514		$98,551
Add: Intangible asset amortization			8,485		25,373
Adjusted earnings before
income taxes for ROATCE			19,999		123,924
Adjusted income tax expense (1)			(5,522)		(34,215)

Adjustments:
Intangible asset amortization	7,160	7,159		21,479
Tax impact of adjustment above (1)	(1,958)	(1,655)		(5,872)
Adjustment to net earnings	5,202	5,504		15,607

Adjusted net earnings for ROATCE	74,831	33,889	14,477	167,189	89,709
Less: Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Adjusted net earnings available
to common and equivalent
stockholders for ROATCE	$64,884	$23,942	$4,530	$137,348	$59,868

Average stockholders' equity	$3,437,335	$3,430,143	$3,452,575	$3,463,568	$3,412,964
Less: Average goodwill and intangible
assets	330,277	337,352	361,316	337,361	358,321
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,608,542	$2,594,275	$2,592,743	$2,627,691	$2,556,127

Return on average equity (2)	8.04%	3.32%	1.01%	5.85%	2.74%
ROATCE (3)	9.87%	3.70%	0.70%	6.99%	3.13%
______________
(1) Effective tax rates of 27.34%, 23.12%, and 27.61% used for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively. Effective tax rates of 27.34% and 27.61% used for the nine months ended September 30, 2025 and 2024.
(2) Annualized net earnings divided by average stockholders' equity.
(3) Annualized adjusted net earnings available to common and equivalent stockholders for ROATCE divided by average tangible common equity.

                                            26

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

	Three Months Ended			Nine Months Ended
Adjusted Return on Average	September 30,	June 30,	September 30,	September 30,
Tangible Common Equity ("ROATCE")	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net earnings	$69,629	$28,385	$8,784	$151,582	$69,969

Earnings before income taxes			$11,514		$98,551
Add: Intangible asset amortization			8,485		25,373
Add: FDIC special assessment			—		5,816
Add: Loss on sale of securities			59,946		59,946
Less: Acquisition, integration, and
reorganization costs			(510)		(13,160)
Adjusted earnings before income
taxes for adjusted ROATCE			79,435		176,526
Adjusted income tax expense (1)			(21,932)		(48,739)

Adjustments:
Intangible asset amortization	7,160	7,159		21,479
Provision for credit losses related to
transfer of loans to held for sale	—	26,289		26,289
Total adjustments	7,160	33,448		47,768
Tax impact of adjustments above (1)	(1,958)	(7,733)		(13,060)
Income tax related adjustments	—	9,792		9,792
Adjustment to net earnings	5,202	35,507		44,500

Adjusted net earnings for adjusted
ROATCE	74,831	63,892	57,503	196,082	127,787
Less: Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Adjusted net earnings available to
common and equivalent stockholders
for adjusted ROATCE	$64,884	$53,945	$47,556	$166,241	$97,946

Average stockholders' equity	$3,437,335	$3,430,143	$3,452,575	$3,463,568	$3,412,964
Less: Average goodwill and intangible
assets	330,277	337,352	361,316	337,361	358,321
Less: Average preferred stock	498,516	498,516	498,516	498,516	498,516
Average tangible common equity	$2,608,542	$2,594,275	$2,592,743	$2,627,691	$2,556,127

Adjusted ROATCE (2)	9.87%	8.34%	7.30%	8.46%	5.12%
______________
(1) Effective tax rates of 27.34%, 23.12%, and 27.61% used for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively. Effective tax rates of 27.34% and 27.61% used for the nine months ended September 30, 2025 and 2024.
(2) Annualized adjusted net earnings (loss) available to common and equivalent stockholders for adjusted ROATCE divided by average tangible common equity.

                                            27

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)

Adjusted Net Earnings, Net Earnings	Three Months Ended			Nine Months Ended
Available to Common and Equivalent	September 30,	June 30,	September 30,	September 30,
Stockholders, Diluted EPS, and ROAA	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net earnings	$69,629	$28,385	$8,784	$151,582	$69,969

Earnings before income taxes			$11,514		$98,551
Add: FDIC special assessment			—		5,816
Add: Loss on sale of securities			59,946		59,946
Less: Acquisition, integration, and
reorganization costs			(510)		(13,160)
Adjusted earnings before income taxes			70,950		151,153
Adjusted income tax expense (1)			(19,589)		(41,733)

Adjustments:
Provision for credit losses related to
transfer of loans to held for sale		26,289		26,289
Tax impact of adjustments above (1)		(6,078)		(7,187)
Income tax related adjustments		9,792		9,792
Adjustments to net earnings		30,003		28,894

Adjusted net earnings	69,629	58,388	51,361	180,476	109,420
Less: Preferred stock dividends	9,947	9,947	9,947	29,841	29,841
Adjusted net earnings available to
common and equivalent stockholders	$59,682	$48,441	$41,414	$150,635	$79,579

Weighted average diluted common shares
outstanding	159,051	158,462	168,583	$161,993	$168,386
Diluted earnings (loss) per common share	$0.38	$0.12	$(0.01)	$0.75	$0.24
Adjusted diluted earnings per common
share (2)	$0.38	$0.31	$0.25	$0.93	$0.47

Average total assets	$33,831,217	$33,764,149	$34,426,185	$33,636,499	$35,928,284
Return on average assets ("ROAA") (3)	0.82%	0.34%	0.10%	0.60%	0.26%
Adjusted ROAA (4)	0.82%	0.69%	0.59%	0.72%	0.41%
______________
(1) Effective tax rates of 27.34%, 23.12%, and 27.61% used for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively. Effective tax rates of 27.34% and 27.61% used for the nine months ended September 30, 2025 and 2024.
(2) Annualized adjusted net earnings available to common and equivalent stockholders divided by weighted average diluted common shares outstanding.
(3) Annualized net earnings divided by average assets.
(4) Annualized adjusted net earnings divided by average assets.

                                            28

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Pre-Tax Pre-Provision Income	2025	2025	2024	2025	2024
	(Dollars in thousands)
Net interest income (GAAP)	$253,444	$240,216	$232,175	$726,024	$690,765
Add: Noninterest income (GAAP)	34,285	32,633	(15,452)	100,568	48,156
Total revenues (GAAP)	287,729	272,849	216,723	826,592	738,921
Less: Noninterest expense (GAAP)	185,684	185,869	196,209	555,206	610,370
Pre-tax pre-provision income (Non-GAAP)	$102,045	$86,980	$20,514	$271,386	$128,551

                                            29

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Efficiency Ratio	2025	2025	2024	2025	2024
	(Dollars in thousands)
Noninterest expense	$185,684	$185,869	$196,209	$555,206	$610,370
Less: Intangible asset amortization	(7,160)	(7,159)	(8,485)	(21,479)	(25,373)
Less: Acquisition, integration, and
reorganization costs	—	—	510	—	13,160
Noninterest expense used for
efficiency ratio	$178,524	$178,710	$188,234	$533,727	$598,157

Net interest income	$253,444	$240,216	$232,175	$726,024	$690,765
Noninterest income	34,285	32,633	(15,452)	100,568	48,156
Total revenue	287,729	272,849	216,723	826,592	738,921
Add: Loss on sale of securities	—	—	59,946	—	59,946
Total revenue used for efficiency ratio	$287,729	$272,849	$276,669	$826,592	$798,867

Noninterest expense to total revenue	64.53%	68.12%	90.53%	67.17%	82.60%
Efficiency ratio (1)	62.05%	65.50%	68.04%	64.57%	74.88%
______________
(1) Noninterest expense used for efficiency ratio divided by total revenue used for efficiency ratio.

                                            30

BANC OF CALIFORNIA, INC.
NON-GAAP MEASURES
(UNAUDITED)
	September 30,	June 30,
Economic Coverage Ratio	2025	2025
	(Dollars in thousands)
Allowance for credit losses ("ACL")	$270,722	$258,565
Add: Unearned credit mark from purchase accounting (1)	17,496	19,199
Add: Credit-linked notes (2)	110,539	112,887
Adjusted allowance for credit losses	$398,757	$390,651

Loans and leases held for investment	$24,110,642	$24,245,893

ACL to loans and leases held for investment (3)	1.12%	1.07%
Economic coverage ratio (4)	1.65%	1.61%
______________
(1) Unearned credit mark from purchase accounting estimated by using the same pro rata split between the credit and yield marks associated with non-PCD loans (purchased loans without credit deterioration at the time of purchase).
(2) Credit-linked notes loss coverage equal to 5% of the unpaid principal balance of the pledged loans.
(3) Allowance for credit losses divided by loans and leases held for investment.
(4) Adjusted allowance for credit losses divided by loans and leases held for investment.

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